Exhibit 23.1

CARON & BLETZER, PLLC	1 Library Lane Kingston, NH 03848 Tel: (603) 658-8000 Fax: (603) 658-8070
Certified Public Accountants and Business Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-19103, 333-19099, 333-161253, and 333-177176) on Form S-8 of the Cabot 401(k) Plan of our report dated June 18, 2025 with respect to the statements of net assets available for benefits of the Cabot 401(k) Plan as of December 31, 2024 and 2023 and the related statement of changes in net assets available for benefits for the year then ended December 31, 2024, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 annual report on Form 11-K of the Cabot 401(k) Plan.

Kingston, NH

June 20, 2025